AMENDMENT TO SECOND AMENDED AND RESTATED
EXECUTIVE RESTRICTIVE COVENANT AND SEVERANCE AGREEMENT
THIS AMENDMENT (“Amendment”) is made effective as of July 25, 2018 (the “Effective Date”) by and among Axalta Coating Systems Ltd., a Bermuda exempted limited liability company (the “Company” and as the context requires the Company shall include the Company’s subsidiaries), Axalta Coating Systems, LLC, a Delaware limited liability company, and Charles W. Shaver (“Executive”) (collectively, the “Parties”).
WHEREAS, Executive has provided notice of his resignation as Chief Executive Officer and President of the Company, with such termination to be effective as of 11:59PM on September 3, 2018; and
WHEREAS, the Parties desire to amend the Second Amended and Restated Executive Restrictive Covenant and Severance Agreement, with an effective date of February 20, 2018, by and among the Parties (the “Agreement”).
NOW THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.This Amendment shall become effective at the Effective Date.
2.Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.
3.Section 2(c) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(c)    Other Terminations. Upon Executive’s termination of employment for any reason other than as set forth in Section 2(a) and Section 2(b), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law, and (iii) if Executive remains employed until 11:59PM on September 3, 2018, and his employment terminates at such time in accordance with Executive’s letter of resignation dated July 25, 2018, the following: (A) the Company shall pay to Executive a pro-rated annual bonus equal to 246/365 (67.39%) of the 2018 annual bonus that Executive would have earned had Executive’s employment not terminated, based on the Company’s actual performance for the full year and Executive’s individual performance through the termination date, and paid at the same time the 2018 annual bonuses are paid to the Company’s executives, (B) all of Executive’s Company stock options that are vested and unexercised as of the date of termination shall remain exercisable until the earlier of (1) the second anniversary of the date Executive is no longer serving as an employee, director or consultant of the Company, and (2) the date the stock option would have expired had Executive’s employment not terminated, (C) if the Board removes Executive from the Board without his consent before the date his stock options, restricted stock and/or performance share awards would have vested in 2019 had he remained on the Board, such awards shall vest to the same extent (and at the same time) as if he had remained on the Board through such vesting dates in 2019, and (D) the Company shall continue to pay Mr. Shaver’s dues to the Union League in Philadelphia, which is used for Company events, as long as he remains on the Board.”
4.For avoidance of doubt, nothing in Section 2(e) of the Agreement shall affect Executive’s entitlement to receive compensation for his continuing service on the Board or in a consulting capacity after termination of his employment with the Company.
5.Section 2(g) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(g)    Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his office prior to or on the effective date of termination and to cease all activities as an officer or employee on the Company’s behalf. Upon the termination of his employment in any manner, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company; provided, however, that, notwithstanding anything contained in the Agreement to the contrary, if Executive remains employed until 11:59PM on September 3, 2018, and his employment terminates at such time in accordance with Executive’s letter of resignation dated July 25, 2018, Executive shall be allowed to retain his Company-provided computer and telecommunications equipment, access to the Company’s corporate headquarters, and access to Company e-mail and data reasonably necessary for him to effectively fulfill has obligations on the Board so long as he is serving on the Board.”
6.The fourth sentence of Section 10 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices, if any, then held with the Company or any of its Affiliates, but shall not be deemed to have resigned from the Board, the Executive Committee, or his positions as Chairman of the Board or Chair of the Executive Committee.”
7.Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its original terms.
8.The Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as specifically modified herein, the Agreement shall continue in full force and effect in accordance with all of the terms and conditions thereof, including in respect of the governing law.

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IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date and year first above written.

Executive

/s/ Charles W. Shaver
Charles W. Shaver

Axalta Coating Systems Ltd.

By: /s/ Michael Finn
Name: Michael Finn
Title: SVP, General Counsel

Axalta Coating Systems, LLC

By: /s/ Michael Finn
Name: Michael Finn
Title: SVP, General Counsel